LETTER AGREEMENT

Managers AMG Funds

Distribution Agreement

June 2, 2009

Managers Distributors, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne

Re:	Distribution Agreement between Managers Distributors, Inc. and Managers AMG Funds, dated as of April 1, 2001

Ladies and Gentlemen:

Managers AMG Funds (the “Trust”) hereby notifies you that it is creating two new series to be named the GW&K Municipal Bond Fund and the Renaissance Large Cap Growth Fund (the “New Funds”), and that the Trust desires Managers Distributors, Inc. (“MDI”) to provide distribution services with respect to the New Funds pursuant to the terms and conditions of the Distribution Agreement between the Trust and MDI dated April 1, 2001.

Please acknowledge your agreement to provide the services contemplated by the Distribution Agreement with respect to the New Funds and your agreement to amend the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers AMG Funds

By:
	Name:	Donald S. Rumery
	Title:	Treasurer and Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED

Managers Distributors, Inc.

By:
	Name:	Keitha L. Kinne
	Title:	Vice President